Exhibit 99.1

Voya Financial Announces First-Quarter 2017 Results

NEW YORK, May 3, 2017 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the first quarter of 2017.

•	1Q 2017 net loss available to common shareholders of $0.75 per diluted share[1], which reflects:

•

A loss of $1.31 per diluted share, after-tax[2], in the Closed Block Variable Annuity (CBVA) segment - the CBVA segment, which is in run-off and not included in operating earnings, is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry with U.S. GAAP financial results.

•

The 1Q 2017 CBVA loss was due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, and a loss associated with an enhanced surrender value offer to repurchase certain variable annuity contracts.

•	1Q 2017 operating earnings[2],[3] of $0.81 per diluted share, after-tax, which includes:

•	$0.04 per diluted share, after-tax, of positive deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking; and

•	$0.03 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income, in aggregate, above the company’s long-term expectations.

•	1Q 2017 segment results include:

•	Retirement net flows of $610 million driven by Corporate markets;

•	Investment Management net inflows of $262 million (excluding variable annuity outflows);

•	Positive net flows in Annuities for fixed indexed annuities and investment-only products;

•	Unfavorable mortality in Individual Life;

•	Employee Benefits’ Stop Loss and Group Life loss ratios slightly above the annual expected range; and

•	CBVA hedge program continued to protect regulatory and rating agency capital.

•	Total assets under management (AUM) of $294 billion; total AUM and administration of $505 billion as of March 31, 2017.

[1]	For the three months ended March 31, 2017 and 2016, weighted-average fully diluted common shares outstanding were 191.7 million and 209.1 million, respectively. For periods in which there is a net loss available to common shareholders, the operating earnings per share calculation includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the operating earnings per share calculation. The number of weighted-average diluted shares used for the three months ended March 31, 2017 was 194.4 million.
[2]	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments.
[3]	Operating earnings and adjusted operating earnings are non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

•	1Q 2017 share repurchases of $397 million (including $150 million share repurchase agreement that settled in 2Q 2017).

•	Estimated combined risk-based capital (RBC) ratio of 526%[4], which is above the company’s target of 425%.

•	Excess capital of $949 million[5]

•	Debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 24.5%[6]

•	Book value per share (excluding AOCI) of $56.23[7]

“Our first-quarter 2017 results demonstrate a very good start to the year as we continue to execute on our plans and make progress toward achieving our 2018 financial targets,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “During the quarter, we once again generated positive net flows in Retirement, Investment Management and Annuities’ fixed indexed and investment-only products. Sales in Employee Benefits and Individual Life also increased compared with the first quarter of 2016. Equally important, our hedge program once again effectively protected our CBVA capital. We also further successfully reduced the size of and risk associated with the CBVA block this quarter, while ensuring we provide options and value to our customers.

“In addition, we repurchased $247 million of our common stock in the first quarter and we entered into an agreement to buyback an additional $150 million of shares,” added Martin. “We continue to take actions to achieve more profitable growth, better optimize capital, improve margins and create greater value for our customers and our shareholders.”

[4]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[5]	Excess capital above the company’s holding company liquidity target of $450 million and estimated statutory surplus in excess of a 425% combined RBC ratio.
[6]	Debt-to-capital ratio, excluding AOCI, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

First-Quarter 2017 Results

Net Income Available to Common Shareholders

Voya Financial’s net income available to common shareholders includes the effect of the company’s CBVA hedge program – which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility – as well as net investment gains and losses, among other items.

1Q 2017 net loss available to common shareholders was $144 million or $0.75 per diluted share, compared with net income available to common shareholders of $192 million or $0.92 per diluted share in 1Q 2016. The decline was primarily due to a $433 million decrease in CBVA income before income taxes.

Operating Earnings

Voya Financial’s operating earnings include results from the company’s Retirement, Investment Management, Annuities, Individual Life and Employee Benefits segments, as well as Corporate.

1Q 2017 after-tax operating earnings were $157 million or $0.81 per diluted share, compared with $115 million or $0.55 per diluted share, in 1Q 2016. The following items primarily accounted for this change:

•

$35 million, after-tax, of higher adjusted operating earnings, in aggregate, as higher earnings in Retirement, Investment Management and Annuities more than offset lower earnings in Employee Benefits and Individual Life; and

•	$9 million, after-tax, of positive DAC/VOBA and other intangibles unlocking compared with minimal DAC/VOBA and other intangibles unlocking in 1Q 2016.

	Three months ended March 31,
($ in millions, except per share amounts)	2017	2016	% Change
Operating earnings before income taxes by segment
Retirement	$148	$103	44%
Investment Management	49	23	NM
Annuities	64	51	25
Individual Life	32	41	(22)
Employee Benefits	11	21	(48)
Corporate	(73)	(69)	NM

Total operating earnings before income taxes	$231	$170	36%

Closed Block Variable Annuity	(387)	46	NM
Net investment gains (losses)	(26)	(60)	NM
Loss due to the early extinguishment of debt	(1)	(2)	NM
Other adjustments [i]	24	87	NM

Income (loss) before income taxes	$(159)	$241	NM
Less: Income tax expenses (benefit)	(17)	49	NM

Net income (loss), after-tax	$(142)	$192	NM
Net income (loss) attributable to non-controlling interest	2	0	NM

Net income (loss) available to common shareholders, after-tax	$(144)	$192	NM

($ in per diluted share)
Operating earnings, after-tax ii, iii	$0.81	$0.55	47%
Closed Block Variable Annuity, after-tax ii	(1.31)	0.14	NM
Net investment gains (losses), after-tax ii	(0.09)	(0.19)	NM
Loss due to the early extinguishment of debt, after-tax ii	—	(0.01)	NM
Other adjustments, after-tax ii	0.07	0.26	NM
Effect of assumed tax rate vs. actual tax rate iiii	(0.24)	0.17	NM
Adjustment due to antidilutive effect of net loss in the current period iii	$0.01	$—	NM

Net income (loss) available to common shareholders	$(0.75)	$0.92	NM

Fully diluted weighted average shares outstanding (in millions)	191.7	209.1

[i]

“Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; income (loss) attributable to non-controlling interests; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

ii

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” The 32% tax rate for operating earnings reflects the estimated dividends received deduction benefit. A 35% tax rate is applied to all non-operating items.

iii

Diluted shares reflected in operating earnings per diluted share includes additional dilutive shares, as the inclusion of these shares for stock compensation plans would not be anti-dilutive to the operating earnings per share calculation.

iiii	Represents the difference between actual tax expense and the tax expense reflected in other line items using the assumed 32% (operating) tax rate or 35% (non-operating) tax rate.

NM	= Not Meaningful

Segment Discussions

The following segment discussions compare 1Q 2017 with 1Q 2016, unless otherwise noted. All figures are presented before income taxes.

Retirement

Positive Net Flows; Higher Fee-Based Revenue and Investment Spreads

	Three Months Ended March 31,
($ in millions, before income taxes)	2017	2016
Operating earnings	$148	$103
Less: DAC/VOBA and other intangibles unlocking	13	2

Adjusted operating earnings	$135	$102

Retirement operating earnings were $148 million, up from $103 million.

Retirement adjusted operating earnings, which exclude the impact of unlocking, were $135 million, up from $102 million. Key earnings drivers included:

•	Investment spread revenues

•

Prepayment fee and alternative investment income were, in aggregate, $3 million above long-term expectations (before the effect of income taxes and after DAC), as alternative investment income results benefited from strong equity market performance.

•

Excluding alternative investment income and prepayment fees, investment spread revenues were lower as additional investment income from an equity security distribution and securities settlements and growth in general account assets were offset by lower portfolio yields.

•

Fee-based revenues increased meaningfully as equity market appreciation and the cumulative effect of positive net flows drove higher AUM, resulting in higher full-service and retail wealth management fees. Recordkeeping fees remained flat.

•	Expenses declined due to continued expense management efforts.

Retirement net inflows were $610 million, compared with net inflows of $1.1 billion in 1Q 2016 and net inflows of $803 million in 4Q 2016. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $126 billion, up from $112 billion as of March 31, 2016, and $121 billion as of Dec. 31, 2016.

Investment Management

Revenue Growth from Higher Assets Under Management; Positive Investment Management Sourced Net Flows

	Three Months Ended March 31,
($ in millions, before income taxes)	2017	2016
Operating earnings	$49	$23
Adjustments	0	0

Adjusted operating earnings	$49	$23

Investment Management adjusted operating earnings were $49 million, up from $23 million. Key earnings drivers included:

•	Fee-based revenues increased $16 million due to higher average AUM driven by Investment Management sourced net flows and market appreciation;

•

Investment capital revenues increased $23 million primarily due to improved private equity fund performance and alternative investment income that was $4 million above long-term expectations, before the effect of income taxes; and

•	Expenses increased $13 million primarily due to higher compensation expenses including variable compensation expenses associated with higher earnings.

Investment Management Operating Margin

	1Q 2017	4Q 2016	1Q 2016
Operating Margin[i]	28.8%	34.2%	17.2%
Operating Margin, excluding investment capital resultsii	25.0%	31.1%	25.5%

[i]	For 4Q 2016, excludes gain resulting from a Lehman Brothers bankruptcy settlement.
ii

Operating margin, excluding investment capital results, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

Operating margins, excluding investment capital and other investment income, declined in 1Q 2017 compared with 4Q 2016 primarily due to seasonal items, including lower performance fees and higher administrative expenses due to seasonal compensation expenses. Compared with 1Q 2016, the 1Q 2017 operating margin excluding investment capital and other investment income decreased slightly as an increase in revenues was offset by higher operating expenses.

Investment Management Net Flows

($ in billions)	1Q 2017	4Q 2016	1Q 2016
Investment Management Sourced Net Flows	$0.6	$1.6	$0.5
Affiliate Sourced Net Flows	(0.3)	(0.1)	0.0
Sub-Advisor Replacements	0.0	0.0	0.0
VA Net Flows	(1.4)	(0.9)	(0.7)

Total	$(1.2)	$0.6	$(0.2)

During 1Q 2017, Investment Management sourced net inflows were driven by institutional net flows, including flows from global distribution.

Third-party8 sales were $5.0 billion, compared with $7.2 billion in 4Q 2016 and $4.9 billion in 1Q 2016. Third-party AUM totaled $131 billion as of March 31, 2017, compared with $128 billion as of Dec. 31, 2016 and up from $124 billion as of March 31, 2016.

Annuities

Higher Investment Spreads and Lower DAC Amortization; Positive Net Flows for Fixed Indexed Annuities and Investment-Only Products

	Three Months Ended March 31,
($ in millions, before income taxes)	2017	2016
Operating earnings	$64	$51
Less: DAC/VOBA and other intangibles unlocking	8	8

Adjusted operating earnings	$56	$43

Annuities operating earnings were $64 million, up from $51 million.

Annuities adjusted operating earnings, which exclude the impact of unlocking, were $56 million, up from $43 million. Key earnings drivers included:

•	Investment spread revenues

•

Prepayment fee and alternative investment income were, in aggregate, $1 million above long-term expectations (before the effect of income taxes and after DAC) as alternative investment income results benefited from strong equity market performance.

•

Excluding alternative investment income and prepayment fees, investment spread revenues decreased mainly as a result of lower portfolio yields and partially offset by additional investment income from an equity security distribution and securities settlements.

•	DAC/intangible amortization was favorable, primarily due to a lower amortization rate.

•	Expenses were higher primarily due to an expense allocation methodology change.

Total Annuities net outflows were approximately $45 million as net inflows of $131 million in fixed indexed annuities and investment-only products were offset by net outflows of $177 million in fixed rate, income and other annuities.

Annuities AUM totaled $28 billion as of March 31, 2017, unchanged from $28 billion as of Dec. 31, 2016, and up from $27 billion as of March 31, 2016.

Individual Life

Lower Underwriting Income Including Amortization Offset by Higher Investment Spreads

	Three Months Ended March 31,
($ in millions, before income taxes)	2017	2016
Operating earnings	$32	$41
Less: DAC/VOBA and other intangibles unlocking	(8)	(8)

Adjusted operating earnings	$40	$49

Individual Life operating earnings were $32 million, down from $41 million.

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Individual Life adjusted operating earnings, which exclude the impact of unlocking, were $40 million, down from $49 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, $1 million higher than long-term expectations (before the impact of income taxes and after DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues declined due to lower portfolio yields.

•

Underwriting results (including DAC/VOBA and other intangibles amortization) decreased due to unfavorable net mortality, which was driven by higher severity, partially offset by higher DAC/VOBA and other intangibles amortization.

Total Individual Life sales, which primarily consist of indexed life insurance, were $25 million, up from $24 million.

Employee Benefits

Continued Premium Growth and Favorable Underwriting Results for Voluntary Offset by Higher Loss Ratio for Stop Loss

	Three Months Ended March 31,
($ in millions, before income taxes)	2017	2016
Operating earnings	$11	$21
Less: DAC/VOBA and other intangibles unlocking	(1)	(2)

Adjusted operating earnings	$11	$23

Employee Benefits operating earnings were $11 million, down from $21 million.

Employee Benefits adjusted operating earnings, which exclude the impact of unlocking, were $11 million, down from $23 million. Key earnings drivers included:

•	Investment spread revenues

•	Prepayment fee and alternative investment income were, in aggregate, in-line with long-term expectations (before the impact of income taxes and after DAC).

•	Excluding alternative investment income and prepayment fees, investment spread revenues were lower by $1 million.

•	Underwriting results were lower primarily due to a higher loss ratio in Stop Loss, partially offset by improved loss ratios for Voluntary.

•	Expenses increased due to higher volumes.

The loss ratio for Group Life - which tends to be highest in the first quarter - was 83.2%, compared with 84.5% in 1Q 2016. The loss ratio for Stop Loss was 81.0%, compared with 75.3% in 1Q 2016. The expected annual loss ratio range for the Stop Loss and Group Life loss ratios is 77-80%.

Total Employee Benefits sales were $340 million, compared with $267 million.

Corporate

Corporate operating losses were $73 million, compared with losses of $69 million. A loss of $6 million in Institutional Spread Products and $4 million of implementation expenses in preparation for the Department of Labor fiduciary rule were partially offset by lower strategic investment spending in 1Q 2017.

CBVA

Voya’s CBVA segment, which is not included in operating earnings, contains variable annuities with substantial guaranteed features. The company ceased sales of these products in early 2010 and is running off the block. Voya’s primary focus in managing the block is to protect regulatory and rating agency capital, targeting Standard & Poor’s CTE 95 level for capital adequacy purposes. As of March 31, 2017, the company’s capital position in support of CBVA was more than sufficient at the CTE 95 level.

CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements. During 1Q 2017, the hedge program resulted in a net neutral impact to rating agency capital as a result of the difference between the change in CTE 95 requirements and hedge assets related to equity market and interest rate movements.

CBVA had a net loss before income taxes of $387 million in 1Q 2017, compared with a net gain before income taxes of $46 million in 1Q 2016. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a loss of $134 million in 1Q 2017, compared with a gain of $421 million in 1Q 2016.

Favorable interest rate movements coupled with fund over performance, were partially offset by a loss from an enhanced surrender value offer conducted during 1Q 2017. This voluntary offer provided an enhancement to the surrender value of certain variable annuity contracts with an income benefit rider, while reducing the risk associated with the block and having a modest impact on capital as statutory reserves released are higher than U.S. GAAP reserves released. During 1Q 2017, CBVA net outflows were $2 billion, which included $1.2 billion of net outflows from the enhanced surrender offer.

Share Repurchases

In 1Q 2017, Voya repurchased 6,395,461 shares of its common stock at an average price per share of $38.67 for an aggregate purchase price of approximately $247 million. This includes the shares that were acquired under a previously announced $200 million share repurchase agreement.

During 1Q 2017, Voya entered into a new accelerated share repurchase agreement with a third-party financial institution, pursuant to which the company made an up-front payment of $150 million and received delivery of 3,986,647 shares during 2Q 2017 at an average price per share of approximately $37.63.

Giving effect to the completion of the share repurchase arrangement, Voya had approximately $436 million remaining under its share repurchase authorization as of March 31, 2017.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, May 3, 2017, at 10 a.m. ET to discuss the company’s first-quarter 2017 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on May 3, 2017.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.6 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2016. The company had $505 billion in total assets under management and administration as of March 31, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible and has been recognized as one of the 2017 World’s Most Ethical Companies® by the Ethisphere Institute, as well as one of the Top Green Companies in the U.S., by Newsweek magazine. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

Operating earnings before income taxes is a financial measure we use to evaluate segment performance. We believe that operating earnings before income taxes provides a meaningful measure of our business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of our underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment operating earnings before income taxes as we do for consolidated net income (loss).

Operating earnings before income taxes does not replace net income (loss) as the U.S. GAAP measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both net income (loss) and operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•

Income (loss) related to businesses exited through reinsurance or divestment, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Operating earnings before income taxes with how we manages our segments;

•

Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in consolidated entities. Income (loss) attributable to noncontrolling interest represents such shareholders’ interests in the gains and (losses) of those entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•

Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•

Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•

Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current operating expense fundamentals; and

•

Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with the 2016 Restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Operating earnings before income taxes, when presented on a consolidated basis, also does not reflect the results of operations of our CBVA segment because this segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics or generating net income. As a result of this focus on regulatory and rating agency capital, the financial results of the CBVA segment presented in accordance with GAAP tend to exhibit a high degree of volatility based on factors, such as the asymmetry between the accounting for certain liabilities and the corresponding hedging assets, and gains and losses due to changes in nonperformance risk, that are not necessarily reflective of the economic costs and benefits of the CBVA business. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, and (4) interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement and the loss from the disposition of low-income housing tax credit partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

Operating earnings (both before and after income taxes) and adjusted operating earnings before income taxes are non-GAAP measures. For a reconciliation of each of these non-GAAP measures to the most directly comparable U.S. GAAP measures, see the tables that accompany this release, as well as our Quarterly Investor Supplement. In our Investment Management business, we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period-to-period comparability.

In addition to net income (loss) per share, we report operating earnings per share because we believe that operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our segments. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction-based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles in our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017, which the company expects to file with the Securities and Exchange Commission on or before May 10, 2017.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission on Feb. 23, 2017, and our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017, which the company expects to file with the Securities and Exchange Commission on or before May 10, 2017.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

	Three Months Ended
(in millions USD)	3/31/2017	3/31/2016
Net Income (loss)	(142.4)	192.3
Less: Net income (loss) attributable to noncontrolling interest	1.1	0.7

Net Income (loss) available to Voya Financial, Inc.‘s common shareholders	(143.5)	191.6
Less: Adjustments to operating earnings
Closed Block Variable Annuity	(387.1)	46.0
Net Investment gains (losses) and related charges and adjustments	(26.3)	(60.4)
Other adjustments	21.8	85.2

Total Adjustments to operating earnings before tax effect	(391.6)	70.8
Income taxes on adjustments to operating earnings (1)	137.1	(24.8)

Total Adjustments to operating earnings, after tax(1)	(254.5)	46.0
Less: Difference between actual tax (expense) benefit and assumed tax rate	(46.1)	30.1

Operating earnings, after-tax (1)	157.1	115.5
Less: Income taxes (1)	(74.0)	(54.3)

Total operating earnings before income taxes	231.1	169.8

(1)

Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items, including CBVA results. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company’s Retirement, Investment Management, Annuities, Individual Life, and Employee Benefits segments.

Voya Financial

Reconciliation of Book Value per Share

As of March 31, 2017
Book value per share, including AOCI	67.88
Per share impact of AOCI	(11.65)

Book value per share, excluding AOCI	56.23

Voya Financial

Reconciliation of Investment Management Operating Margin

	Three Months Ended
(in millions USD, unless otherwise indicated)	3/31/2017	12/31/2016	3/31/2016
Operating revenues (1)	171.4	188.9	132.2
Operating expenses	(122.1)	(124.3)	(109.5)

Operating earnings before income taxes	49.3	64.6	22.7

Operating margin	28.8%	34.2%	17.2%
Operating revenues (1)	171.4	188.9	132.2
Less:
Investment Capital Results (1)	8.7	8.4	(14.7)

Revenues excluding Investment Capital	162.7	180.5	146.9
Operating expenses	(122.1)	(124.3)	(109.5)

Operating earnings excluding Investment Capital	40.6	56.2	37.4

Operating margin excluding Investment Capital	25.0%	31.1%	25.5%

(1)	Excludes gain from Lehman recovery in 2016.